EXHIBIT 10.38(a)

AMENDMENT #1 TO MANUFACTURING AGREEMENT

BETWEEN

ABBOTT GMBH & CO. KG AND RELIANT PHARMACEUTICALS, INC.

This Amendment (this “Amendment”), to the Manufacturing Agreement dated as of December 3, 2003 (the “Agreement”), is effective as of February 8, 2005 (Amendment Effective Date), between Abbott GmbH & Co. KG (“Seller”), and Reliant Pharmaceuticals, Inc., a Delaware corporation and the successor to Reliant Pharmaceuticals, LLC (“Buyer”). Any capitalized term used and not otherwise defined herein shall have the meaning set forth in the Agreement.

WHEREAS, the parties desire to amend the Agreement to modify certain forecasting and ordering terms and to assign the Agreement from Abbott GmbH & Co. KG to its Affiliate Abbott Laboratories.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                       Amendment. Buyer and Seller hereby amend the Agreement as follows:

A.                                   The parties to the Agreement are modified as follows:

Pursuant to Section 8.9, clause (a) of the Agreement, Abbott GmbH & Co. KG hereby assigns its rights and obligations under this Agreement to its Affiliate Abbott Laboratories, and Abbott Laboratories accepts all such rights and obligations. All references to Seller in the Agreement shall henceforth be construed to refer to Abbott Laboratories.

B.                                     Section 2.2(b)(i) of the Agreement is amended and restated in its entirety as follows:

2.2                                 Forecasts, Orders.

(b)                                 Rolling Forecast.

(i)                                     On or before the fifteenth (15th) calendar day of each month during the Term (as defined in Section 6.1 herein), Buyer shall provide Seller with an updated eighteen (18) month forecast of the Products to be manufactured and supplied (each a “Forecast”) for the eighteen (18) month period beginning on the first day of the following calendar month. The first three (3) months of each Forecast will restate the balance of the Firm Order period of the prior Forecast, and the first four (4) months of the Forecast shall constitute the new Firm Order period for which Buyer is obligated to purchase and take delivery of the forecasted Product, and the supply required for the last month of such new Firm Order period shall not be more than one (1) full Standard Manufacturing Batch from the quantity specified for such month in the previous Forecast (or Initial Forecast, as the case may be). Except as provided in Section 2.2(a), Purchase Orders setting forth Buyer’s monthly Product requirements will be issued for the last month of each Firm Order period no later than the fifteenth calendar day of the first month of each Firm Order period, and such Purchase Order will be in agreement with the Firm Order period of the Forecast. If a Purchase Order for any month is not submitted by such deadline, Buyer shall be deemed to have submitted a Purchase Order for such month for the amount of Product set forth in Buyer’s Forecast for such month. The parties agree that Seller may require such additional time as is required by any governmental authority to adjust work force, and/or production schedules, and /or adjust available capacity should Buyer request changes in excess of [***] in month [***] or [***] in month [***] of the current forecast as compared to the quantity specified for this same period in the previous forecast.”

C.                                     Section 2.2(d) of the Agreement is amended and restated in its entirety as follows:

(d)                                 Purchase Obligations; Delivery. The Parties agree and acknowledge that Buyer shall be obligated to purchase, and Seller shall be obligated to Manufacture, and sell and deliver to Buyer, EXW Seller’s Manufacturing Plant (Whippany, New Jersey, USA), those Standard Manufacturing Batch quantities for which Buyer has submitted (or is deemed to have submitted) a Purchase Order pursuant to Sections 2.2(a) and (b) (subject to Section 2.2(c)) and shall also purchase the Remaining Inventory, if any, in accordance with Section 2.2(f) of this Agreement. Seller further agrees that all Product delivered under this Agreement except for encapsulation lots manufactured prior to the Amendment Effective Date will have a minimum remaining shelf life as follows, based on the date of manufacture and any extensions that may be granted to the Product with regard to expiry dating:

(i)                                     Where the Product has twenty-four (24) months of expiry dating, the Product shall have remaining shelf life of no less than eighteen (18) months at the time the Product is ready for delivery to the Buyer; or

(ii)                                  If and when the Product receives thirty-six (36) months of expiry dating, the Product shall have remaining shelf life of no less than thirty (30) months at the time the Product is ready for delivery to the Buyer; or

(iii)                               In the event the Product would have expiry dating less than as set forth in (i) and (ii) above, the parties shall negotiate in good faith toward a

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mutually satisfactory outcome for both parties; provided, however, that such discussions shall not relieve Seller of any of its obligations hereunder unless mutual agreed to by the parties in writing.

D.                                    Section 2.2(g) of the Agreement is amended and restated in its entirety as follows:

“(g)                           Product Returns. In the event that any amounts due to Buyer in respect of sales of Product by or on behalf of Buyer after the Effective Date are reduced, offset, credited or otherwise decreased as a result of or in respect of any Product within +/- twelve (12) months of expiration date or Buyer receives a request for replacement or refund of Product (within +/- twelve (12) months of expiration date) (collectively, “Replacement Goods”), Buyer shall submit, to the Seller, on a quarterly basis, a notice of such Replacement Goods. The Parties shall determine Parent’s obligations under Section 7.5 of the Asset Purchase Agreement with reference to lot numbers, it being agreed that Parent shall be responsible for those lots which Parent fully sold through the Closing Date and with respect to any lot that are split between Buyer and Parent, Parent shall be responsible in proportion to that percentage of the lot sold by Parent through the Closing Date. Based on the foregoing, for Replacement Goods that are Parent’s obligations pursuant to Section 7.5 of the Asset Purchase Agreement, Seller or its designee shall, at Buyer’s request, reimburse Buyer at the initial unit purchase price for equivalent product pursuant to the terms and conditions of this Agreement until the earlier to occur of (i) [***] months from the Effective Date or (ii) the issuance by Seller of [***] tablets as replacement Product. Thereafter, Parent has no liability or obligation to Buyer for any Replacement Goods. For any and all Replacement Goods issued pursuant to this Section 2.2(g), Buyer shall submit to Seller a deduction ticket documenting the date, type and quantity of Replacement Goods and certifying that such replaced Product has been destroyed in a manner consistent with applicable Law, rule and regulation. Seller shall credit such Replacement Goods replaced pursuant to this Section 2.2(a) against Buyer’s future Purchase Orders.”

2.                                       Miscellaneous.

A.                                   All terms and conditions set forth in the Agreement that are not amended hereby shall remain in full force and effect.

B.                                     This Amendment shall be governed by and construed in accordance with the substantive law of the State of Illinois, without regard to the conflicts of law provisions thereof, and any dispute arising out of or in connection with this Amendment shall be governed by the alternative dispute resolution provisions of Exhibit 8.8 of the Agreement.

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C.                                     This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which will constitute one and the same instrument.

D.                                    Any term of this Amendment may be amended with the written consent of both parties.

E.                                      This Amendment is the product of both of the parties hereto, and together with the Agreement constitutes the entire agreement between such parties pertaining to the subject matter hereof, and merges all prior Negotiations and drafts of the parties with regard to the transactions contemplated herein.

F.                                      From the date hereof, any reference to the Agreement shall be deemed to refer to the Agreement as amended by this Amendment.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this Amendment as of the last Amendment Effective Date.

ABBOTT GMBH & CO. KG

Name:	Thomas Scheidmeir
Title:	Director Manufacturing Site Ludwigshafen
Dated:

ABBOTT LABORATORIES

Name:	Michael L. McGibbon
Title:	General Manager, Pharma
Dated:

RELIANT PHARMACEUTICALS, INC.

Name:	Joseph S. Zakrzewski
Title:	Chief Operating Officer
Dated: